INVESTMENT SUB-ADVISORY AGREEMENT

NUVEEN MUNICIPAL TRUST

DATED JANUARY 1, 2011

SCHEDULE A

Amended as of February 1, 2013

Fund Name	Effective Date	Period End	Compensation Percentage
Nuveen All-American Municipal Bond Fund	January 1, 2011	August 1, 2013	60.0000%
Nuveen High Yield Municipal Bond Fund	January 1, 2011	August 1, 2013	66.6667%
Nuveen Intermediate Duration Municipal Bond Fund	January 1, 2011	August 1, 2013	50.0000%
Nuveen Limited Term Municipal Bond Fund	January 1, 2011	August 1, 2013	44.4444%
Nuveen Inflation Protected Municipal Bond Fund	March 8, 2011	August 1, 2013	60.0000%
Nuveen Short Duration High Yield Municipal Bond Fund	February 1, 2013	August 1, 2014	66.6667%

[SIGNATURE PAGE FOLLOWS]

Dated: January 30, 2013

NUVEEN FUND ADVISORS, INC.
N/K/A NUVEEN FUND ADVISORS, LLC

ATTEST:	BY:	/S/ GIFFORD R. ZIMMERMAN
Managing Director

/s/ Virginia O’Neal

NUVEEN ASSET MANAGEMENT, LLC

ATTEST:	BY:	/S/ KEVIN J. MCCARTHY
Managing Director

/s/ Virginia O’Neal

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